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                                  EXHIBIT 23.1
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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-26694 and 33-56557) and Form S-3 (Nos. 333-40571 and 333-
67037) of Canandaigua Brands, Inc. of our report dated November 30, 1998 with respect to the consolidated balance sheets of Matthew Clark plc and its subsidiaries as of April 30, 1998 and 1997, and the related consolidated profit and loss accounts and cash flow statements for each of the years in the three-year period ended April 30, 1998, which report appears in the Form 8-K/A of Canandaigua Brands, Inc. dated February 12, 1999.


/s/ KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England
February 12, 1999